Exhibit 99.1

PACCAR Inc RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE
DIRECTORS

Effective January 1, 2006, Section 4 is amended to read as follows:

4.             AWARDS OF RESTRICTED STOCK

(a) On January 1, 2006 and on the first business day of each  calendar year thereafter for the duration of the PLAN (the GRANT DATE), each person who is a NON-EMPLOYEE DIRECTOR shall receive a grant of RESTRICTED STOCK in an amount to be determined in accordance with the following formula: The number of shares of RESTRICTED STOCK granted to each NON-EMPLOYEE DIRECTOR each calendar year shall be determined by (i) dividing ninety thousand dollars ($90,000) by the FAIR MARKET VALUE of the COMMON STOCK on the GRANT DATE, and (ii) rounding the resulting number up to the nearest whole share.

(b) Shares of RESTRICTED STOCK shall become unrestricted on the third anniversary of the applicable GRANT DATE subject to the provisions of Section 10. Shares of RESTRICTED STOCK may not be resold or otherwise transferred by a GRANTEE until such shares become unrestricted in accordance with the provisions of this Section 4(b).

(c) Each RESTRICTED STOCK grant shall be evidenced by a written RESTRICTED STOCK GRANT AGREEMENT that shall be executed by the GRANTEE and an authorized COMPANY representative which shall indicate the date of the RESTRICTED STOCK award, the number of shares of COMMON STOCK awarded, and contain such terms and conditions as the COMMITTEE shall determine with respect to such RESTRICTED STOCK grant consistent with the PLAN.

(d) A PACCAR NON-EMPLOYEE DIRECTOR elected during a calendar year is entitled to an award of RESTRICTED STOCK.  The number of shares of RESTRICTED STOCK granted for the first year of service shall be calculated as follows: (i) ninety thousand dollars ($90,000) shall be prorated for the number of calendar quarters of service as a PACCAR NON-EMPLOYEE DIRECTOR; (ii) that sum shall be divided by the FAIR MARKET VALUE of the COMMON STOCK on the date the NON-EMPLOYEE DIRECTOR’s board service becomes effective (the GRANT DATE); (iii) the resulting number shall be rounded up to the nearest whole share.